Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO LOAN AND SERVICING AGREEMENT, dated as of February 27, 2024 (this “Amendment”), among ASIF Funding I, LLC, a Delaware limited liability company, as borrower (the “Borrower”), Ares Strategic Income Fund, as servicer (in such capacity, the “Servicer”), Société Générale, as agent (the “Agent”) and each of the Lenders party hereto (the “Lenders”).

WHEREAS, the Borrower, the Servicer, Ares Strategic Income Fund, in its capacity as equityholder, each of the Lenders from time to time party thereto, the Agent, each of the other Lender Agents party thereto, U.S. Bank Trust Company, National Association, as collateral agent and as collateral administrator, and U.S. Bank National Association, as document custodian are party to the Loan and Servicing Agreement, dated as of July 26, 2023 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, MUFG Bank, Ltd. shall become a Lender under the Loan Agreement as of the date hereof; and

WHEREAS, the Borrower, the Servicer, the Agent and the Lenders have agreed to amend the Loan Agreement in accordance with the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Amendments to the Loan Agreement

SECTION 2.1 As of the date of this Amendment, (i) the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto and (ii) the Exhibits and Schedules to the Loan Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Exhibits and Schedules to the Loan Agreement attached as Appendix B hereto.

ARTICLE III

Conditions to Effectiveness

SECTION 3.1 This Amendment shall become effective as of the date first written above subject to the satisfaction of each of the following conditions:

(a)     the execution and delivery of this Amendment by each party hereto;

(b)     the Agent’s receipt of a legal opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Agent covering such matters as the Agent may reasonably request;

(c)     the Agent’s receipt of a good standing certificate for the Borrower and the Servicer issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer; and

(d)     payment of all fees due and owing to the Agent and each Lender on or prior to the date of this Amendment.

ARTICLE IV

Representations and Warranties

SECTION 4.1 The Borrower and the Servicer each hereby represents and warrants to the Agent, the Lender Agents and the Lenders that, as of the date first written above, (i) no Event of Default or Unmatured Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan Agreement are true and correct in all material respects on and as of such day (or, if such representations and warranties specifically refer to an earlier date, such earlier date).

ARTICLE V

Miscellaneous

SECTION 5.1 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2 Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3 Ratification. Except as expressly amended hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan Agreement for all purposes and is therefore a Transaction Document.

SECTION 5.4 Entire Agreement. The only amendments being made to the Loan Agreement are those that are set forth in this Amendment; no other amendments are being made. This Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties hereto with respect to the subject matter of this Amendment. Neither this Amendment nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other parties hereto.

SECTION 5.5 Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.6 Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.7 Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ASIF FUNDING I, LLC, as Borrower

By: Ares Strategic Income Fund, its sole
Manager

By:	/s/ SCOTT C. LEM
Name:	Scott C. Lem
Title:	Chief Financial Officer

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

SOCIÉTÉ GÉNÉRALE, as Agent and as
Lender

By:	/s/ MARK LACERENZA
Name:	Mark Lacerenza
Title:	Managing Director

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

ARES STRATEGIC INCOME FUND, as
Servicer

By:	/s/ SCOTT C. LEM
Name:	Scott C. Lem
Title:	Chief Financial Officer

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

EVERBANK, N.A., as Lender

By:	/s/ MARTIN O’ BRIEN
Name:	Martin O’ Brien
Title:	Director

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

RAYMOND JAMES BANK, as Lender

By:	/s/ MARK SPECHT
Name:	Mark Specht
Title:	Senior Vice President

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

SUMITOMO MITSUI TRUST BANK,
LIMITED, NEW YORK BRANCH, as
Lender

By:	/s/ SHUICHI KIYANAGI
Name:	Shuichi Kiyanagi
Title:	Head of Department

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

HAMBURG COMMERCIAL BANK AG,
LUXEMBOURG BRANCH, as Lender

By:	/s/ EVELYN STEINBACH
Name:	Evelyn Steinbach
Title:	Authorized Signatory

By:	/s/ CHRISTIAN BELL
Name:	Christian Bell
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

FIRST-CITIZENS BANK & TRUST
COMPANY, as Lender

By:	/s/ BEN LEE
Name:	Ben Lee
Title:	Director

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

MUFG BANK, LTD., as Lender

By:	/s/ MICHAEL GORDON
Name:	Michael Gordon
Title:	Managing Director

[Signature Page to Amendment No. 3 to Loan and Servicing Agreement]

APPENDIX A

EXECUTION VERSION
Conformed through Amendment No. ~~2~~3 dated February ~~9~~27, 2024

LOAN AND SERVICING AGREEMENT

dated as of July 26, 2023

among

ASIF FUNDING I, LLC,
as Borrower

ARES STRATEGIC INCOME FUND,
as Equityholder

ARES STRATEGIC INCOME FUND,
as Servicer

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

SOCIÉTÉ GÉNÉRALE,
as Swingline Lender,

SOCIÉTÉ GÉNÉRALE,
as Agent

THE OTHER LENDER AGENTS PARTIES HERETO,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent and Collateral Administrator

and

U.S. BANK NATIONAL ASSOCIATION,

as Document Custodian

“Business Day” means (a) except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and any city in which the Corporate Trust Office is located; provided that (i) with respect to any SONIA and GBP Loan related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in GBP, “Business Day” shall be a GBP Business Day, (ii) with respect to any EURIBOR Rate related provisions and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in Euro, “Business Day” shall be a TARGET Day and (iii) with respect to any provisions related to the Canadian Benchmark Rate and any provisions herein relating to the transfer, calculation or conversion of amounts denominated in CAD, “Business Day” shall be ~~deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada~~a CAD Business Day; and (b) in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“CAD” means the lawful money of Canada.

“CAD Business Day” means a day except (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, Toronto, Ontario.

“CAD Loan” means each Loan made in CAD.

“Canadian Benchmark” means, initially, the sum of (i) Daily Compounded CORRA and (ii) the CORRA Adjustment; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 17.2 of this Agreement, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for CAD-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “CAD Business Day,” the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of loan requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage

“Collateral Agent/Collateral Administrator Fees and Expenses” has the meaning set forth in Section 11.11.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, solely in its capacity as Collateral Administrator, together with its successors and permitted assigns in such capacity.

“Collateral Database” has the meaning set forth in Section 11.3(a)(i).

“Collateral Obligation” means a commercial loan (including Effective Date Participations permitted under clause (aa) of the definition of “Eligible Collateral Obligation” and Participation Interests) or bond owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Purchase Price (expressed as a percentage of par) of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time.

The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation shall be zero, including for the avoidance of doubt (x) any Participation Interest that has not been elevated to a full assignment within ninety (90) days of the applicable Cut-Off Date and (y) any Effective Date Participation that has not been elevated to a full assignment within sixty (60) days (or ninety (90) days if, as certified by the Borrower and the Transferor, such delay in elevation is due to actions or inactions outside the control of the Borrower and the Transferor and each of the Borrower and the Transferor has complied with its obligations under the Contribution Agreement with respect to the elevation of each such Effective Date Participation) of the Effective Date.

“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, (i) if the Collateral Obligation includes a promissory note, (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank or to the Collateral Agent, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank or to the Collateral Agent (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower; (ii) copies (as indicated on the Schedule of Collateral Obligations and the related Document Checklist) of any related loan agreement, security agreement, guarantees, note purchase agreement, intercreditor and/or subordination agreement, each to the extent material and in the possession of the Borrower; (iii) copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation;  ~~and~~ (iv) any other document included by the Servicer on the related Document

Checklist; and (v) any other document that is reasonably requested by the Agent and that is reasonably available to the Servicer.

“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.

“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date immediately preceding the current Distribution Date.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.

“Commitment” means the Revolving Commitments, the Swingline Commitments and the Term Commitments.

“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof) in accordance with the terms of this Agreement.

“Competent Authorities” means (i) the ESMA, the European Banking Authority, the European Commission and the European Central Bank, (ii) the national regulators in the member states of the EEA and (iii) the Prudential Regulation Authority, the Financial Conduct Authority and/or any other national regulator in the United Kingdom, and any successor to any of the foregoing.

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.

“Contractual Obligation” means with respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Contribution Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Conversion Date” means any date selected by the Agent, with the prior written consent of the Borrower for conversion of the applicable Revolving Loans into Term Loans.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Collateral Administrator or the Document Custodian, as applicable, specified on Annex A, or such other address within the United States as the Collateral Agent, the Collateral Administrator or the Document Custodian, as applicable, may designate from time to time by notice to the Agent.

customary add-backs for similarly situated obligors the Servicer deems to be appropriate in accordance with the Servicer Standard and any other item the Servicer and the Agent mutually deem to be appropriate; provided that, with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available in a manner mutually acceptable to the Servicer and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning set forth in Section 6.1.

“Effective Date Participation” means any Collateral Obligation held in the form of a Participation Interest acquired by the Borrower under the Contribution Agreement on the Effective Date.

“Effective LTV” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “LTV” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Effective LTV” or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor that ranks senior to or pari passu with such Eligible Collateral Obligation divided by (ii) the Enterprise Value of the related Obligor.

“Eligible Account” means (i) a segregated account or (ii) a direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by S&P and P-1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Agent, acting in its reasonable discretion, by written notice to the Borrower,.
U.S. Bank National Association is deemed to be a securities intermediary that is acceptable and approved by the ~~agent~~Agent.

“Eligible Collateral Obligation” means, as of the applicable Cut-Off Date (unless otherwise specified), each Collateral Obligation that satisfies the following conditions (unless otherwise waived by the Agent and the Required Lenders in their respective sole discretion in the applicable Approval Notice):

(a) (i) such Collateral Obligation is a Non-Approval Collateral Obligation or (ii) the Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation within five (5) Business Days of receipt of the related Asset Approval Request;

Industry Classification (other than the “Oil & Gas” S&P Industry Classification) other than a S&P Industry Classification described in the following proviso over 15.0% of the Excess Concentration Measure; provided that, (x) the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are obligations of Obligors in the largest S&P Industry Classification (so long as such largest S&P Industry Classification is “Health Care Technology”, “Health Care Equipment & Supplies”, “Health Care Providers & Suppliers” or “Software”) may be up to 20.0% of the Excess Concentration Measure; (y) the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are obligations of Obligors in the first and second largest S&P Industry Classification (other than the “Oil & Gas”, “Health Care Technology”, “Health Care Equipment & Supplies”, “Health Care Providers & Suppliers” or “Software” S&P Industry Classifications) other than the S&P Industry Classification specified in clause (x) may be up to 17.5% of the Excess Concentration Measure; and (z) the S&P Industry Classification of “Oil & Gas” may be up to 5.0% of the Excess Concentration Measure;

(f) the excess, if any, of the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations over 5.0% of the Excess Concentration Measure;

(g) the excess, if any, of the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are Recurring Revenue Loans over 10.0% of the Excess Concentration Measure;

(h) the excess, if any, of the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are Variable Funding Assets over 10.0% of the Excess Concentration Measure;

(i) the excess, if any and without duplication, of the Aggregate Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are denominated in an Eligible Currency other than Dollars or that have Obligors organized in a country other than the United States, in the aggregate, over 10.0% of the Excess Concentration Measure; provided that, the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations that are denominated in NZD or that have Obligors organized in New Zealand may be up to 5.0% of the Excess Concentration Measure;

(j) the excess, if any and without duplication, of the Aggregate Eligible Collateral Obligation Amounts of all Eligible Collateral Obligations that are Covenant Lite Loans (other than (i) Broadly Syndicated Loans or (ii) any Collateral Obligations whose Obligors have a trailing twelve month EBITDA of greater than $100,000,000, as measured at the applicable Cut-Off Date) over 30.0% of the Excess Concentration Measure;

(k) the excess, if any and without duplication, of the Aggregate Eligible Collateral Obligation Amounts with respect to all Eligible Collateral Obligations (other than Broadly Syndicated Loans, Recurring Revenue Loans, FILO Loans, Second Lien Loans and Deemed Second Lien Loans) that cause the related Obligor to (i) have a Total Net Leverage Ratio of greater than 6.5x as of the Cut-Off Date (unless such Obligor is in a Specified Industry) or (ii) have a Total Net Leverage Ratio of greater than 7.5x as of the Cut-Off Date, with respect to any such Obligor in a Specified Industry, in each case, over 30.0% of the Excess Concentration Measure ~~as of the Cut-Off Date~~; provided that, the Agent shall have provided an Approval Notice with respect to each Eligible Collateral Obligation counted towards the limitation in this clause (k);

(l) reserved;

(m) the excess, if any and without duplication, of the aggregate sum of the Principal Balances of all Eligible Collateral Obligations that are Deferring Collateral Obligations constituting Permitted PIK Loans or Partial PIK Loans over 10.0% of the Excess Concentration Measure;

(n) the excess, if any, of the aggregate sum of the Principal Balances of all Eligible Collateral Obligations that are Deferring Collateral Obligations constituting Partial PIK Loans over 5.0% of the Excess Concentration Measure;

(o) the excess, if any and without duplication, of the Aggregate Eligible Collateral Obligation Amounts of all Eligible Collateral Obligations (excluding Recurring Revenue Loans) whose Obligors have a trailing twelve month EBITDA of less than $20,000,000 over 10.0% of the Excess Concentration Measure; and

(p) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests (other than Effective Date Participations) over 10% of the Excess Concentration Measure;

provided that, during the Ramp-Up Period, any Broadly Syndicated Loan may be treated as a Middle Market Loan for purposes of this definition as agreed in writing by the Agent and the Borrower on a case-by-case basis.

“Excess Concentration Measure” means (a) during the period from the Effective Date until and including the nine-month anniversary of the Effective Date, the greater of (x) the Target Portfolio Amount and (y) the Aggregate Eligible Collateral Obligation Amount plus all Principal Collections on deposit in the Principal Collection Account; and (b) thereafter, the Aggregate Eligible Collateral Obligation Amount plus all Principal Collections on deposit in the Principal Collection Account.

“Excess Funds” as of any date of determination and with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination, (ii) the principal of and interest on all of its loans outstanding on such date of such determination and (iii) and other amounts in accordance with its commercial paper notes and applicable transaction documents.

“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable

Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocket expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President or sole manager or the board of managers or directors of such Person or any other Person included on the incumbency of the Borrower, the Servicer or the Equityholder, as applicable, delivered hereunder and, with respect to any other Person, the President, Chief Financial Officer, Executive Vice President or any Vice President.

“Exposure Amount” means, as of any date of determination and with respect to any Variable Funding Asset, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Variable Funding Asset. For the avoidance of doubt, the Exposure Amount in respect of a Defaulted Collateral Obligation shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Collateral Obligation and such obligation has not ceased to be enforceable under the Bankruptcy Code.

“Exposure Amount Shortfall” has the meaning set forth in Section 2.2(e).

“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.

“Facility Amount” means $~~1,200,000,000~~1,400,000,000, as such amount may be reduced pursuant to Section 2.5 or increased pursuant to Section 2.7.

Out Loans and such FILO Loan; provided that, only a true first ~~out~~in/last out with a definitive intercreditor agreement shall constitute a FILO Loan for purposes of calculating the Excess Concentration Amount pursuant to clause (a) of the definition thereof.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Amendment Effective Date” means December 19, 2023.

“First Lien Loan” means any commercial loan (or participation interest therein) that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation for borrowed money of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to customary waterfall provisions contained in the applicable loan agreement or indenture), (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Permitted Liens and liens in connection with a Permitted Working Capital Facility as permitted under the applicable Underlying Instrument that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body) and (iii) the Servicer determines in good faith and in accordance with the Servicer Standard that the value of the collateral for such loan or the applicable enterprise value or expected future cash flows on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral as the applicable Collateral Obligation.

“First Out Loan” means any First Lien Loan that, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, post-event of default scenario or liquidation proceedings, is senior in right of payment to (and documented under the same Underlying Instruments, an agreement among lenders or other applicable definitive agreement as) a FILO Loan to the same Obligor.

“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt the initial Floor for Term SOFR shall be zero.

“Foreign Currency Loan Amount” means, on any Measurement Date, the sum of (a) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in Euros outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in GBPs outstanding on such date, as determined by the Servicer using the Applicable Conversion

“Interest Collection Account” means, collectively, the accounts which are created and maintained on the books and records of the Securities Intermediary entitled “USD Interest Collection Account”, “CAD Interest Collection Account”, “Euro Interest Collection Account” and “GBP Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which are established and maintained pursuant to Section 8.1(a) hereof and the Account Control Agreement.

“Interest Coverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments; provided that, in the case of newly originated Collateral Obligations, the Interest Coverage Ratio for the trailing twelve months may be determined on a pro forma basis with respect to current indebtedness of the related Obligor.

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.

“Investor Report” means a quarterly investor report in the form published as of the date of this Agreement on the website https:// eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex XII (or, to the extent agreed with the Agent (as instructed by the EU/UK Institutional Investor Lenders), any updated form published by the ESMA and/or as otherwise required under the EU Securitisation Regulation by any applicable Competent Authority from time to time).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender” means each Conduit Lender, each Committed Lender, ~~each Uncommitted Lender,~~ each Revolving Lender, each Multicurrency Lender, each Dollar Lender, the Swingline Lender and each Term Lender, as the context may require.

“Lender Agent” has the meaning set forth in the Preamble.

“Lender Group” means each Lender and related Lender Agent from time to time party hereto.

America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, ~~or~~ (d) His Majesty’s Treasury of the United Kingdom or (e) the Japanese Ministry of Finance, the Japanese Ministry of Economy, Trade and Industry, or any other applicable Japanese governmental authority.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country or territory that is subject to any comprehensive territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and each Reinvestment Request.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.

“Second Amendment Effective Date” means February 9, 2024.

“Second Lien Loan” means any commercial loan (or participation interest therein) (a) that is not (and cannot by its terms become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of the loan (other than pursuant to customary waterfall provisions contained in the applicable Underlying Instruments) but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a first lien loan of such Obligor; (b) that is secured by a valid second-priority perfected security interest (subject to Permitted Liens and liens in connection with a Permitted Working Capital Facility that are permitted under the applicable Underlying Instrument and are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body) or lien in, to or on specified collateral securing the Obligor’s obligations under such Second Lien Loan; (c) with respect to which the Servicer has determined in accordance with the Servicer Standard that the value of the collateral securing such Second Lien Loan, together with the enterprise value of the related Obligor and/or any reasonably expected future cash flows as of the applicable Cut-Off Date, as applicable, equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a lien or security interest in the same collateral as such Second Lien Loan; and (d) is not secured solely or primarily by common stock or other equity interests.

“Secured Parties” means, collectively, the Collateral Agent, the Document Custodian, the Collateral Administrator, the Securities Intermediary, each Lender, the Agent, each Lender

“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SONIA” means, for any GBP Business Day, a rate per annum equal to the GBP Overnight Index Average for such GBP Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding GBP Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the GBP Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http:// www.bankofengland.co.uk, or any successor source for the GBP Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Unavailability Period” means the period (if any) (a) beginning on the date specified in a notice given by the Agent to the Borrower and the Lenders (with a copy to the Collateral Agent) stating that a Benchmark Transition Event has occurred with respect to SONIA, and (b) ending on the date that SONIA has been replaced with a Benchmark Replacement pursuant to Section 17.3.

“Specified Industry” means an S&P Industry Classification of Insurance Brokerage, IT Services, Software or Health Care Technology; or as otherwise specified by the Agent at the time of the Approval Notice in its sole discretion.

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, ~~including collateralized debt obligations and mortgage-backed securities,~~ including (but not limited to) collateral debt obligations, collateral loan obligations, mortgage backed securities, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership, exempted limited partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable; provided that a Person whose Equity Securities were acquired by the Borrower or the

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Portfolio Amount” means the Facility Amount divided by 60%.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower during the period from the Effective Date until the Term Commitment Termination Date, including pursuant to an Assignment Agreement or on any Conversion Date, in the amount of the total Term Loans as set forth on Schedule 5, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement; provided that any reduction of a Term Loan shall result in a dollar for dollar reduction of the applicable Term Commitment.

“Term Commitment Termination Date” means the earliest of (i) the date on which the Term Commitments become due and payable pursuant to Section 13.1, (ii) the permanent reduction of the Facility Amount in whole in accordance with Section 2.5(a) or (iii)(x) with respect to Term Loans made prior to the First Amendment Effective Date, the Term Commitment Termination Date shall be the First Amendment Effective Date and (y) with respect to Term Loans made on or after the First Amendment Effective Date, the Term Commitment Termination Date shall be July 26, 2024.

“Term Lender” means each Person that is listed as a “Term Lender” on the signature pages hereto or any Assignment Agreement, any Person that shall have become a party hereto pursuant to this Agreement in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.4(c) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto.

“Term Loan” has the meaning assigned to such term in Section 2.1(b).

“Term SOFR” means, with respect to any Term SOFR Loan or ABR Loan, ~~and for any tenor comparable to the applicable Accrual Period,~~ the greater of (i) the Floor and (ii) the Term SOFR Reference Rate for a tenor of three (3) months at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days prior to the commencement of such Accrual Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR

Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Term SOFR Reference Rate” means, for any day and any time, the forward-looking term rate based on SOFR as determined by the Agent.

“Third Amendment Effective Date” means February 27, 2024.

“Tier One Event of Default” means any Event of Default, including for purposes of this definition any Unmatured Event of Default, pursuant to clause (a), clause (d), clause (e), clause (i), clause (l), clause (p) or clause (q) of the definition thereof.

“Tier Two Event of Default” means any Event of Default that is not a Tier One Event of Default.

“Total Net Leverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) Indebtedness (including, without limitation, such Collateral Obligation) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.

“Total Term Commitment” means, as of any date of determination, the aggregate amount of the Term Commitments on such date, which as of the ~~Second~~Third Amendment Effective Date is $~~300,000,000~~350,000,000.

“Trade Ticket” means any trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol).

“Tranche Size” means, in respect of any Collateral Obligation, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Instrument as of the original effective date of the Underlying Instrument. For purposes of determining the Tranche Size in respect of any Collateral Obligation: (1) for Collateral Obligations that are, in accordance with then-prevailing market practice, typically

EBITDA adjustments less than 20.0% (or, if the related Obligor has a trailing twelve month EBITDA of greater than $75,000,000, 25.0%); (vii) has a Purchase Price greater than 95.0%; (viii) is not a Covenant Lite Loan or a PIK Loan; (ix) has an Obligor domiciled in the United States; and (x) is not subject to a Permitted Working Capital Revolver with a maximum principal balance in excess 0.5x EBITDA.

“Type B Middle Market Loan” means any Middle Market Loan that is not a Type A Middle Market Loan nor a Recurring Revenue Loan; provided that, such Middle Market Loan (i) is a First Lien Loan; (ii) has a Senior Net Leverage Ratio less than 7.5x; and (iii) has an Effective LTV of less than 70%.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertakings (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 which forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom, in each case, as amended, including any implementing regulation, technical standards and official guidelines related thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.~~

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Commitment” means, with respect to any Revolving Lender or Term Lender at any time, an amount (which may not be less than zero) equal to (i) such Lender’s Revolving Commitment or Term Commitment, as applicable, at such time minus (ii) the aggregate zero. The Multicurrency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders and the Multicurrency Lenders, as applicable, in each case in accordance with Section 2.2(d). Swingline Loans will only be funded in Dollars.

(b) Each Term Lender hereby agrees to make advances to or on behalf of the Borrower (individually, a “Term Loan” and collectively the “Term Loans”) on the related Funding Date, (1)(x) pursuant to an Assignment Agreement or (y) upon a request by the Borrower pursuant to Section 2.2(a) or (2) on any Conversion Date during the period from the Effective Date until the Term Commitment Termination Date, in each case, in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender’s Term Commitment and (ii) as to all Term Lenders, the Total Term Commitment at such time. The Multicurrency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders and the Multicurrency Lenders, as applicable, in each case in accordance with Section 2.2(d).

(c) Under no circumstances shall any Lender make a Revolving Loan, a Term Loan or a Swingline Loan if, after giving effect to such Loan and any purchase of Eligible Collateral Obligations in connection therewith, (i) an Unmatured Event of Default or an Event of Default would exist, (ii) if immediately after giving effect thereto, a Borrowing Base Deficiency would exist, (iii) the Outstanding Loan Amount would exceed the Facility Amount, (iv) the Foreign Currency Loan Amount would exceed the Foreign Currency Sublimit on such day or (v) a violation of Applicable Law would occur. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Revolving Loans.

Section 2.2 Funding of Loans. (a) Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Revolving Loans, Term Loans or Swingline Loans hereunder by giving notice to the Agent, each Lender Agent, the Swingline Lender (in the case of any Swingline Loan), the Collateral Administrator and the Collateral Agent of the proposed Revolving Loan, Term Loan or Swingline Loan: ~~(i)~~

(i) for any Revolving Loan denominated in Dollars, (A) in the case of a Term SOFR Loan, not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed Loan Date; provided that, such notice may be received not later than 1:00 p.m., New York City time, one (1) Business Day prior to the proposed Loan Date for funding on a best-efforts basis with respect to Société Générale as Lender; provided further that, each Lender other than Société Générale shall have the option, as specified in a written notice to the Borrower and the Agent (with a copy to the Collateral Agent), to fund Term SOFR Loans denominated in Dollars on a best-efforts basis pursuant to the foregoing proviso and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, one (1) Business Day prior to the proposed Loan Date; ~~(ii)~~

(ii) for any Revolving Loan denominated in an Eligible Currency other than Dollars, not later than 11:00 a.m., in the Applicable Time Zone, three (3) Business Days prior to the proposed Loan Date ~~and~~;

(iii) for any Term Loan denominated in Dollars, (~~iii~~A) in the case of a Term SOFR Loan, not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed Loan Date; provided that, such notice may be received not later than 1:00 p.m., New York City time, one (1) Business Day prior to the proposed Loan Date for funding on a best-efforts basis with respect to Société Générale as Lender; provided further that, each Lender other than Société Générale shall have the option, as specified in a written notice to the Borrower and the Agent (with a copy to the Collateral Agent), to fund Term SOFR Loans denominated in Dollars on a best-efforts basis pursuant to the foregoing proviso; and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, one (1) Business Day prior to the proposed Loan Date; and

(iv) for any Swingline Loan, not later than 11:00 a.m., New York City time, one (1) Business Day prior to the proposed Loan Date.

Such notice (herein called the “Loan Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Loan Date and amount of such proposed Revolving Loan, Term Loan or Swingline Loan, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Loan Date (if applicable). Following receipt of a Loan Request, the Agent shall promptly distribute to the other parties hereto the allocation of such Revolving Loan, Term Loan or Swingline Loan among the Lenders in accordance with the Lenders’ respective Commitments. In the event of any change to the wiring instructions of the Collateral Agent set forth on Schedule 1 to the Loan Request, the Agent shall provide written notice of such change to each Lender Agent at least two (2) Business Days prior to any proposed Loan Date. The amount of any Revolving Loan, Term Loan or Swingline Loan shall at least be equal to the least of (w) 500,000 CADs, $500,000, 500,000 Euros or 500,000 GBPs (or such lower amount agreed to by the Agent and each affected Lender), (x) the (1) Borrowing Base on such day minus (2) the Loans outstanding on such day, (y) with respect to Multicurrency Loans, the Foreign Currency Sublimit on such day minus the Foreign Currency Loan Amount on such day and (z) the (1) Facility Amount on such day minus (2) the Loans outstanding on such day before giving effect to the requested Loan as of such date. Any Loan Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower; provided that in the event that the Borrower has submitted a Loan Request but fails to borrow, the Borrower shall pay any breakage costs actually incurred by the Lender in connection with such Loan Request. Neither the Agent nor the Collateral Agent shall have any obligation to lend funds hereunder in its capacity as Agent or Collateral Agent, as applicable. Subject to receipt by the Lenders and the Collateral Agent of a Loan Request timely delivered in accordance with this Section 2.2(a), and the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Revolving Loans, Term Loans or Swingline Loans available to the Borrower by deposit to the applicable Account as may be designated by the Borrower (in the applicable Loan Request) in same day funds no later than 2:00 p.m. for funds denominated in Dollars (or 11:00 a.m. for funds denominated in any Eligible Currency other than Dollars), New York City time, on such Loan Date.

(b) Committed Lender’s Commitment. Notwithstanding anything contained in this Agreement to the contrary, (i) no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with a Revolving Loan in an amount that would result in the portion of the Revolving Loans then funded by it exceeding its Revolving Commitment then in effect, (ii) no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with a Term Loan in an amount that would result in the portion of the Term Loans then funded by it exceeding its Term Commitment then in effect and (~~ii~~iii) the Swingline Lender shall not be obligated to provide the Borrower with funds in connection with a Swingline Loan in an amount that would result in the Swingline Loans outstanding on the corresponding Loan Date (on a pro forma basis after taking into account any refund to occur on such date pursuant to Section 2.11) to exceed its Swingline Commitment then in effect. The obligation of the Committed Lender in each Lender Group or Swingline Lender to remit any Revolving Loan, Term Loan or Swingline Loan shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Lender Agent or the failure of any Swingline Lender shall not relieve any other Committed Lender of its obligation hereunder.

(c) Reserved.

(d) Currency Commitment Provisions.

(i) Each Lender hereby agrees that (A) each Multicurrency Loan shall be funded in its entirety by the Multicurrency Lenders or (B) each Loan funded in Dollars shall be funded in its entirety by the Dollar Lenders or the Multicurrency Lenders, as applicable.

(ii) On each FX Evaluation Date, (A) the Servicer shall calculate the Borrowing Base and deliver such calculation to the Agent and (B) the Agent shall deliver in accordance with Section 17.4 to the Collateral Administrator and the Lenders such calculation of the Borrowing Base. If on any date any Lender has provided written notice to the Agent that such Lender requests a reallocation under this Section 2.2(d)(ii) and the Agent shall agree in its sole discretion to such reallocation, the Agent shall deliver, as directed by ~~the Servicer or~~ such Lender~~, as applicable,~~ in accordance with Section 17.4 to each Lender Agent (with a copy to the Servicer, the Collateral Administrator and the Collateral Agent) a notice in the form of Exhibit C-4 (each, an “FX Reallocation Notice”). Each Lender agrees to comply with the direction provided in the FX Reallocation Notice. Each such purchase and sale of Loans outstanding shall occur on the second Business Day following delivery of the related FX Reallocation Notice (or, if the related FX Reallocation Notice is delivered to any Lender after 4:00 p.m. in the Applicable Time Zone, on the third Business Day following delivery of such FX Reallocation Notice).

(iii) Notwithstanding anything to the contrary herein, at no time shall (x) any Multicurrency Lender have any obligation to fund any Multicurrency Loan in any currency other than Euros, GBPs, CADs or Dollars or (y) any Dollar Lender have any obligation to fund any Loan in an Eligible Currency other than Dollars.

(e) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default), if, upon the earlier to occur of the end of the Revolving Period or the Facility Termination Date, the amount on deposit in the Unfunded Exposure Account is less than the aggregate of all Exposure Amounts, the Borrower shall be deemed to have requested a Loan in an amount of such shortfall (the “Exposure Amount Shortfall”), which Loan shall be deposited into the Unfunded Exposure Account.

Section 2.3 Notes. The Borrower shall, upon request of any Lender Group or Swingline Lender, on or after such Lender Group or Swingline Lender becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Loans of such Lender Group or Swingline Lender. Each such Note shall be payable to the Lender Agent for such Lender Group or to the order of the Swingline Lender, as applicable, in a face amount equal to the applicable Lender Group’s Commitment or the Swingline Lender’s Swingline Commitment as of the Effective Date or the effective date on which such Lender Group or Swingline Lender becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Lender Agent and the Swingline Lender to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Lender Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.

Section 2.4 Repayment, Prepayments and Conversion. (a) The Borrower shall repay the Revolving Loans, Term Loans and the Swingline Loans outstanding (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3, (ii) in full on the Facility Termination Date and (iii) to cure any Borrowing Base Deficiency.

(b) Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loan, Term Loan or Swingline Loan using Principal Collections on deposit in the applicable Principal Collection Account or other funds available to the Borrower on such date; provided that:

(i) all such voluntary prepayments shall require prior written notice (which may be conditional) to the Agent (or the Swingline Lender, in the case of a Swingline Loan) (with a copy to the Collateral Agent, the Collateral Administrator and each Lender Agent) by 11:00 a.m. in the Applicable Time Zone one (1) Business Day prior to such voluntary prepayment;

(ii) all such voluntary partial prepayments shall be in a minimum amount of 500,000 CADs, $500,000, 500,000 Euros or 500,000 GBPs (or such lower amount agreed to by the Agent and each affected Lender); and

the Advance Rate applicable to such Eligible Collateral Obligation lower pursuant to the guidelines set forth in the definition of Advance Rate;

(c) except as set forth in the foregoing clauses (A) and (B), if no Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Advance Rate for such Eligible Collateral Obligation shall be the Advance Rate assigned to such Eligible Collateral Obligation as of the related Cut-Off Date;

(d) if an Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Agent shall have the right to adjust the Advance Rate for such Eligible Collateral Obligation in accordance with the following; provided that, after giving effect to any such adjustment, the Advance Rate shall not exceed the Advance Rate applicable to such Eligible Collateral Obligation immediately prior to such Evaluation Event:

(x) if an Eligible Collateral Obligation is not a Broadly Syndicated Loan or Recurring Revenue Loan, and an Evaluation Event occurs with respect to such Collateral Obligation, then the Agent may revise the Advance Rate applicable to such Eligible Collateral Obligation to equal the Revised MML Advance Rate; and

(y) if an Eligible Collateral Obligation is a Recurring Revenue Loan and an Evaluation Event occurs with respect to such Collateral Obligation, then the Agent may revise the Advance Rate applicable to such Eligible Collateral Obligation in its sole discretion; or

(e) if an Eligible Collateral Obligation is a Broadly Syndicated Loan, then the Agent shall revise the Advance Rate applicable to such Eligible Collateral Obligation to equal the Revised BSL Advance Rate; provided that the BSL Advance Rate Adjustment Factor shall be updated no less than weekly.

Section 2.7 Increase in Facility Amount. The Borrower may, at any time after the Effective Date, deliver a written notice to the Agent (who shall forward a written copy to each Lender Group and the Collateral Agent) (x) certifying that no Event of Default or Unmatured Event of Default has occurred and is continuing and (y) requesting an increase of the Facility Amount to an amount not to exceed $2,000,000,000 (the amount so requested being the “Increased Facility Amount”); provided that, if the Facility Amount equals or exceeds $ ~~1,000,000,000~~1,400,000,000, any such increase to the Facility Amount shall be applied solely to the Revolving Commitments. The Facility Amount shall, with the prior written consent of the Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), be so increased to the Increased Facility Amount on the later of (x) the fifth (5th) Business Day immediately following the receipt of such written notice by the Agent, each Lender Group and the Collateral Agent and (y) the date on which Lenders (which may include new Lenders) have executed such documentation as the Agent may reasonably require to evidence increased Commitments or new Commitments which, together with all other Commitments in effect at such date, equal in the aggregate the Increased Facility Amount. Without limiting the foregoing, the Borrower may, with the prior written consent of the Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion) and notice to the

(iv) after giving effect to such Loan or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), no Borrowing Base Deficiency shall exist and the Foreign Currency Loan Amount shall not exceed the Foreign Currency Sublimit;

(b) Requests. (i) In connection with the funding of any Revolving Loan or Term Loan pursuant to Section 2.2(a), the Collateral Agent, Collateral Administrator, each Lender Agent and the Agent shall have received the Loan Request for such Revolving Loan or Term Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith, (ii) in connection with the funding of any Swingline Loan pursuant to Section 2.2(a), the Collateral Agent, the Swingline Lender and the Agent shall have received the Loan Request for such Swingline Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (iii) in connection with any Reinvestment, the Collateral Agent, Collateral Administrator, each Lender Agent and the Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;

(c) Revolving Period. The Revolving Period shall not have ended;

(d) Document Checklist. The Agent, the Collateral Administrator, the Document Custodian and each Lender Agent shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;

(e) Borrowing Base Confirmation. The Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Loan Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all outstanding Loans shall not exceed the Borrowing Base and there is no Borrowing Base Deficiency and the Foreign Currency Loan Amount will not exceed the Foreign Currency Sublimit, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;

(f) Reserved;

(g) Reserved;

(h) Agent Approval. In connection with the acquisition of any Collateral Obligation (other than a Non-Approval Collateral Obligation) by the Borrower, the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Obligation;

(i) Permitted Use. The proceeds of any Loan will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request or to satisfy any unfunded commitments in connection with any Variable Funding Asset;

(j) Payment of Fees. The Agent shall have received evidence, to its sole satisfaction, that all Fees and expenses due to the Lenders on the Effective Date have been paid in full;

(k) Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent, each Lender Agent, the Swingline Lender (in the case of any Swingline Loan) and the Agent an Officer’s Certificate (which may be included as part of the Loan Request or Reinvestment Request) dated the date of such requested Revolving Loan, Term Loan, Swingline Loan or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied;

(l) KYC Information. The Borrower shall have provided to each Lender Agent, the Collateral Administrator and the Collateral Agent any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations including the PATRIOT Act;

(m) Foreign Currency Funding. With respect to any Eligible Collateral Obligation (i) purchased with the proceeds of any Loan, such Loan shall be denominated in the same Eligible Currency as such Collateral Obligation, (ii) purchased with available Principal Collections, such Principal Collections shall be denominated in the same Eligible Currency as the Collateral Obligation acquired in connection with such reinvestment and (iii) denominated in an Eligible Currency other than Dollars, clause (i) of the definition of Excess Concentration Amount must be satisfied as of the related Cut-Off Date; and

(n) Other. With respect to any Revolving Loan or Term Loan, the Agent shall have received such other approvals, documents, opinions, certificates and reports as they may request, which request is reasonable as to scope, content and timing.

Section 6.3 Transfer of Collateral Obligations and Permitted Investments. (a) The Collateral Agent (or the Securities Intermediary on its behalf) and the Document Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments delivered to it in physical form. All physical assets must be sent by trackable courier service (e.g. UPS or Federal Express).

(b) On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Servicer to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Servicer to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of “Collateral Obligation File” to the Collateral Agent (or the Securities Intermediary on its behalf) or the Document Custodian, as applicable, to be maintained by the Collateral Agent (or the

(k) Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation.

(l) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account.

(m) Solvency. The transactions under the Transaction Documents to which the Servicer is a party do not and will not render the Servicer and its Subsidiaries, taken as a whole, not Solvent.

(n) No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(o) Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.

(p) Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Servicer represents and warrants that (i) neither it nor, to its knowledge, any of its Affiliates, Subsidiaries, directors, or officers, nor, to its knowledge, any of its or its Affiliates’ or Subsidiaries’ employees or agents, have engaged in any activity or conduct that would ~~breach~~be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (ii) it has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(q) Compliance with Sanctions. The Servicer represents and warrants that (a) neither it nor, to its knowledge, any of its Affiliates, Subsidiaries, directors, officers or employees, nor, to its knowledge, any of its agents (including any such agents or Affiliates or Subsidiaries that will act in any capacity in connection with, or benefit from, this Agreement), ~~is~~ (i) is a Sanctioned Person, or (ii) is in violation of any Sanctions, ~~and~~ (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will directly or, to its knowledge, indirectly result in the violation of any Sanctions by any party to this Agreement, and (c) it has instituted and maintains policies and procedures designed to promote and achieve compliance with all applicable Sanctions.

Blocking Regulations and Anti-Boycott Regulations. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the representations and warranties in Section 7.4(p) (Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws) and Section 7.4(q) (Compliance Sanctions) (i) are not being made by or in respect of, and shall not apply to, any person if and to the extent that the making of such representations and warranties by or in respect of such person would constitute or give rise to a violation by such person of (or conflict with and thereby expose such person to any liability under) the Blocking Regulations or the Anti-Boycott Regulations and (ii) shall only apply for the provides a link thereto on the Borrower’s website on the internet; or (b) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent);

(ix) promptly, in reasonable detail, written notice of (a) any Adverse Claim known to it that is made or asserted against any of the Collateral and (b) any Material Modification with respect to a particular Eligible Collateral Obligation and copies of any material documentation with respect to; and

(x) within fifteen (15) Business Days of the Borrower’s receipt, copies of any financial reports, loan performance reports (including periodic reports tracking compliance with relevant loan covenants) and materials prepared and delivered by the related Obligor generally in connection with debt refinancing, loan amendments, issuance of additional indebtedness, mergers and acquisitions, corporate restructuring, business sale, spin-offs, leveraged buyouts, IPOs with respect to, as applicable, each Collateral Obligation or the related Obligor

(xi) promptly (a) following a request by any EU/UK Institutional Investor Lender, a confirmation of the Retention Letter from the Retention Holder; and (b) on becoming aware of the occurrence thereof, written notice of (x) any failure by the Retention Holder to hold the Risk Retention Retained Interest in accordance with paragraph (3)(a) of the Retention Letter or (y) any failure by the Retention Holder to comply with any of its undertakings under Section 3 of the Retention Letter.

(j) Commingling. The Borrower shall not permit the Servicer to, and shall not permit any Affiliate of the Servicer to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

(k) Proceedings. The Servicer will furnish to the Agent, promptly (and in any event within five(5) Business Days) after the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign affecting the Collateral, the Transaction Documents, or the Collateral Agent’s interest in the Collateral, in each case, that could reasonably be expected to have a Material Adverse Effect.

Section 7.6 Collateral Reporting. The Servicer shall cooperate with the Collateral Administrator in the performance of the Collateral Administrator’s duties under Section 11.3. Without limiting the generality of the foregoing, the Servicer shall supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.

Section 9.29 Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. ~~(a)~~ It represents and warrants that (a) neither it, nor, to its knowledge, any of its Affiliates, Subsidiaries, directors, or officers, nor, to its knowledge, any of its or its Affiliates’ or Subsidiaries’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws~~.~~

~~(b) It~~ and (b) it has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 9.30 Compliance with Sanctions. It represents and warrants that (a) neither it, nor, to its knowledge, any of its Affiliates, Subsidiaries, directors, officers or employees, nor, to its knowledge, any of its agents (including any such agents or Affiliates or Subsidiaries that will act in any capacity in connection with, or benefit from, this Agreement)~~, is~~ (i) is a Sanctioned Person, or (ii) is in violation of any Sanctions, ~~and~~ (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will directly or, to its knowledge, indirectly result in the violation of any Sanctions and (c) it has instituted and maintains policies and procedures designed to promote and achieve compliance with all applicable Sanctions.

Section 9.31 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects.

Section 9.32 Similar Law. It is not a plan subject to any Similar Law or an entity subject to any Similar Law by reason of the investment in it of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans or during any period that the assets, properties or revenues of it are subject to any Similar Law, by reason of the investment in it of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans, neither the entering into and performance of the Agreement nor any other transactions entered into under the Transaction Documents will constitute or result in a violation of any Similar Law. The representations in this Section 9.32 shall be deemed repeated on each day that an Obligation is outstanding.

Section 9.33 Blocking Regulations and Anti-Boycott Regulations. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the representations and warranties in Section 9.29 (Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws) and Section 9.30 (Compliance Sanctions) (i) are not being made by or in respect of, and shall not apply to, any person if and to the extent that the making of such representations and warranties by or in respect of such person would constitute or give rise to a violation by such person of (or conflict with and thereby expose such person to any liability under) the Blocking Regulations or the Anti-Boycott Regulations and (ii) shall only apply for the benefit of any Lender to the extent such representations and warranties would not result in a violation of (or conflict with and thereby expose such Lender to any liability under) the Blocking Regulations or the Anti-Boycott Regulations.

5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Agent or (ii) any Lender which is administered by the Agent or an Affiliate of the Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.17(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Loan, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.5, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything to the contrary contained herein or in the Fee Letter, in the event that the Agent or an Affiliate of the Agent takes any action described in the foregoing clauses (a), (b) or (d), the Borrower may elect to prepay all outstanding Loans and terminate the remaining Commitments hereunder. Notwithstanding anything to the contrary herein, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.18 Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in ~~New York City~~the Borough of Manhattan in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in

EVERBANK, N.A.
as a Committed Lender
10000 Midlantic Drive, Suite 400 E
Mount Laurel, NJ 08054
Attention: Lender Finance

HAMBURG COMMERCIAL BANK AG, LUXEMBOURG BRANCH
as a Committed Lender
7, rue Lou Hemmer
L-1748 Luxembourg-Findel
Luxembourg

MUFG BANK, LTD.
As a Committed Lender
1251 Avenue of the Americas
New York, NY 10020-1104
Operations Contact: Borrowings, Paydowns, Interest, Fees, etc.
Fax Nos.: 201-521-2304
201-521-2305
2015212304@njhr2163.btmna.com
Email: irisuscb@us.mufg.jp
SAF-NY@us.sc.mufg.jp

RAYMOND JAMES BANK
as a Committed Lender
710 Carillon Parkway
St. Petersburg, FL 33716

SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company as a Committed Lender
11 West 42nd Street, 14th Floor
New York, NY 10036
Attn: Structured Fund Solutions (Deal Management)
Email: sfs.dealmanagement@svb.com

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH
as a Committed Lender
1251 Avenue of the Americas, 22nd Floor
New York, NY 10020
A-4
USActive 56610378.2

APPENDIX B

Conformed through Amendment No. ~~2~~3 dated February ~~9~~27, 2024

SCHEDULES AND EXHIBITS

TO

LOAN AND SERVICING AGREEMENT

Dated as of July 26, 2023

(ASIF FUNDING I, LLC)

EXHIBITS

EXHIBIT A-1	Form of Note
EXHIBIT A-2	Form of Swingline Note
EXHIBIT B	Audit Standards
EXHIBIT C-1	Form of Loan Request
EXHIBIT C-2	Form of Reinvestment Request
EXHIBIT C-3	Form of Asset Approval Request
EXHIBIT C-4	Form of FX Reallocation Notice
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Approval Notice
EXHIBIT F-1	Authorized Representatives of Servicer
EXHIBIT F-2	Request for Release and Receipt
EXHIBIT F-3	Request for Release of Request for Release and Receipt
EXHIBIT G-1	U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2	U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H	Schedule of Collateral Obligations Certification
EXHIBIT I	Form of Assignment Agreement
EXHIBIT J	Form of Retention Letter
EXHIBIT K	Form of Document Checklist
EXHIBIT L	Form of Notice and Request for Consent

SCHEDULES

SCHEDULE 1	Diversity Score Calculation
SCHEDULE 2	S&P Industry Classifications
SCHEDULE 3	Collateral Obligations
SCHEDULE 4	Disqualified Institutions
SCHEDULE 5	Commitments

requires, capitalized terms used herein have the meanings provided in the Loan Servicing Agreement.

The Borrower hereby requests that:

[1. A ~~Loan~~[Term Loan][Revolving Loan] be made in the aggregate principal amount of $[_____][Euro ][GBP ][CAD ] (the “Loan”). The Borrower requests that the Collateral Agent promptly distribute the allocation of such Loan among the Lenders in the form of Schedule 2 hereto.]

[1. A Swingline Loan be made in the aggregate principal amount of $ _________ (the “Swingline Loan”).]

2. The Loan be made to the Borrower on [ ], 20[ ] (the “Loan Date”); and

3. The proceeds of the [Term Loan][Revolving Loan][Swingline Loan] be wired to the Collateral Agent pursuant to the wiring instructions set forth on Schedule 1 hereto for distribution to (or on behalf of) the Borrower on the Loan Date pursuant to the following wiring instructions:

Bank: [ ]
ABA #: [ ]
Account Name: [ ]
Account Number: [ ]
Reference: [ ]

After giving effect to the [Term Loan][Revolving Loan] [Swingline Loan] and the Collateral Obligation(s) to be purchased by the Borrower with the proceeds of the [Term Loan][Revolving Loan] [Swingline Loan], as calculated as of the Loan Date, (i) no Unmatured Event of Default or Event of Default exists or is continuing, (ii) no Borrowing Base Deficiency exists, (iii) the Foreign Currency Loan Amount would not exceed the Foreign Currency Sublimit on such day and (iv) no Applicable Law is violated.

By its acceptance of the [~~Loans~~Term Loan][Revolving Loan][Swingline ~~Loans~~Loan], the Borrower represents that the conditions described in Section 6.2 of the Loan Servicing Agreement have been satisfied with respect to such [~~Loans~~Term Loan][Revolving Loan][Swingline ~~Loans~~Loan].

The Borrower agrees that if prior to the Loan Date any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will promptly so notify the Agent. Except to the extent, if any, that prior to the time of the Loans requested hereby the Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such Loans as if then made.

The Borrower has caused this Loan Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer on the date first set forth above.